INVESTMENT MANAGERS SERIES TRUST

SHAREHOLDER SERVICE PLAN
with respect to Insight Small Cap Growth Fund (the “Fund”)

WHEREAS: Investment Managers Series Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

The Fund is a series of the Trust. The Trust desires to adopt a Plan to provide for shareholder servicing for the benefit of the Fund and the beneficial owners (the “clients”) of the Fund's shares (the “Shares”).

Insight Capital Research & Management, Inc.® (the “Advisor”) will serve as shareholder servicing agent.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of the Fund for the Shares on the following terms and conditions:

1. The Fund will pay the Advisor, as set forth in paragraph 3, for providing or for arranging for the provision by securities broker-dealers and other securities professionals (“Service Organizations”)of non-distribution personal shareholder services to Clients, including but not limited to shareholder servicing provided by the Advisor at facilities, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of the Shares.

2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the Shares; (c) processing dividend and other distribution payments from the Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Shares or about other aspects of the operations of the Fund; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Fund to Clients; (g) assisting Clients in changing the Fund records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to Shares or the information to the Fund necessary for sub-accounting; (i) responding to Client inquiries relating to the services performed; (j) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Advisor may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3. The Fund shall pay the Advisor, for its services, at an annual rate of 0.XX% of the average daily net assets of the Class A Shares. The Fund may make such payments monthly, and payments to the Advisor may exceed the amount expended by the Advisor during the month or the year to date. The payments shall be calculated monthly. In the event that payments to the Advisor during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Advisor will promptly refund to the Shares any such excess. Payments to the Advisor may be discontinued, or the rate amended, at any time by the Board of Trustees of the Trust, in its sole discretion. The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.  While this Plan is in effect, the Advisor shall report in writing at least quarterly to the Trust’s Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.  This Plan has been approved by a vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect for one year from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund.

Dated: _____________________________, 2007.